                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           AXENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                           AXENT TECHNOLOGIES, INC.
                      2400 RESEARCH BOULEVARD, SUITE 200
                           ROCKVILLE, MARYLAND 20850


[LOGO OF AXENT TECHNOLOGIES, INC. APPEARS HERE]

April 29, 1998

Dear Stockholders:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of AXENT Technologies, Inc. to be held at 9:30 a.m. local time on Wednesday, May 20, 1998 at AXENT's headquarters at 2400 Research Boulevard, Rockville, Maryland. Stockholders of record on April 10, 1998 are entitled to vote at the annual meeting.

  A Notice of Annual Meeting of Stockholders, Proxy Statement and proxy are enclosed. Also enclosed is a copy of AXENT's Annual Report on Form 10-K for 1997.

  WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, PLEASE IMMEDIATELY SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE SO THAT AS MANY SHARES AS POSSIBLE ARE REPRESENTED.

                                          Sincerely,

                                          /s/ John C. Becker

                                          John C. Becker
                                          President and Chief Executive
                                           Officer

                           AXENT TECHNOLOGIES, INC.
                      2400 RESEARCH BOULEVARD, SUITE 200
                           ROCKVILLE, MARYLAND 20850

[LOGO OF AXENT TECHNOLGIES, INC.
APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 20, 1998

  The Annual Meeting of Stockholders of AXENT Technologies, Inc. (the "Company") will be held on Wednesday, May 20, 1998, at 9:30 a.m. local time, at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850 for the following purposes:

  1. To elect two (2) directors for terms of three years and until their respective successors have been elected or appointed; and

  2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  Stockholders of record of the Company as of the close of business on April 10, 1998 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

  PLEASE IMMEDIATELY SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY IF YOU WISH AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                          /s/ Gary M. Ford

                                          Gary M. Ford
                                          Secretary

Rockville, Maryland
April 29, 1998

                           AXENT TECHNOLOGIES, INC.

[LOGO OF AXENT TECHNOLOGIES, INC.
 APPEARS HERE]
                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AXENT Technologies, Inc. (the "Company") of proxies for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 20, 1998 at 9:30 a.m., local time, at the Company's principal offices, 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850, and any adjournment or postponement thereof. The Company's telephone number is (301) 258-5043. This Proxy Statement, the accompanying proxy and the Company's Annual Report on Form 10-K are first being mailed to stockholders on or about April 29, 1998.

  Stockholders of record on the books of the Company as of 5:00 p.m., April 10, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 24,143,891 shares of Common Stock outstanding, each of which has one vote.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Shares referred to as "broker non-votes" will be treated as shares that are present for purposes of determining a quorum at the Annual Meeting but will not be treated as present on any matter for which authority to vote is lacking. For the passage of any matter other than the election of directors, the affirmative vote of a majority of shares present or represented on such matter is required.

  The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by delivering to the Company (Attention: Gary M. Ford) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Unless specified otherwise, all shares represented by the enclosed form of proxy will be voted FOR the election of the two nominees as directors and as the proxy holders deem advisable on other matters that may come before the meeting. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with Delaware statutory requirements for voting of shares and determination of a quorum.

  The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's directors are divided into three classes. The number of directors is determined from time to time by the Board of Directors and is currently fixed at seven. A single class of directors is elected each year at the annual meeting of stockholders. Each director elected at each such meeting will serve for a term ending at the third annual meeting of stockholders after his election or when his successor is elected and duly qualified.

  Two directors are to be elected at this Annual Meeting to serve until the 2001 Annual Meeting of Stockholders, and until their respective successors are elected and duly qualified. Only two nominees, Messrs. Steinkrauss and Davenport, will stand for election. The two nominees receiving the highest number of affirmative votes will be elected as directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the other named nominee and for any substitute nominee designated by the present Board of Directors or the proxy holders, or the number of directors constituting the Board of Directors may be reduced. The Board of Directors has no reason to believe that either Mr. Steinkrauss or Mr. Davenport will be unable or unwilling to serve as a nominee or as a director if elected.

INFORMATION CONCERNING NOMINEES AND OTHER INCUMBENT DIRECTORS

 Directors to be Elected at the 1998 Annual Meeting

  Robert A. Steinkrauss, age 46, has served as a director of the Company since February 1998. He has served as President of Xedia Corporation, a company specializing in quality-of-service products in bandwidth and IP traffic management, since February 1998. From February 1995 to February 1998, Mr. Steinkrauss served in executive positions with Raptor Systems, Inc., a network security software company acquired by the Company in February 1998, including as Chairman of the Board since May 1996 and as Chief Executive Officer from February 1995 to May 1997. From 1990 to 1995, Mr. Steinkrauss was employed in various positions at Racal Electronics PLC and its subsidiaries, including as President and Chief Executive Officer of Racal Interlan, Inc., a local area networking ("LAN") company, from 1993 to 1995 and as Senior Vice President and General Manager of the LAN Internetworking Division of Racal-Datacom, Inc. from 1991 to 1993.

  Timothy A. Davenport, age 42, has served as President, Chief Executive Officer and a director of Best Software, Inc., a provider of corporate resource management software solutions, since June 1995. From 1987 to June 1995, he served as Vice President, Developer Tools Group, and Vice President, Graphics Division, of Lotus Development Corporation, a software company providing productivity and work group applications. From 1985 to 1987, Mr. Davenport served as Vice President of Product Marketing for Decision Resources, a division of Ashton-Tate Corporation, a software company that developed business graphics applications.

 Directors Whose Terms Expire in 1999

  Richard A. Lefebvre, age 51, has served as Chairman of the Board and a director of the Company since March 1991. He served as Chief Executive Officer of the Company from March 1991 to July 1997 and as President of the Company from March 1991 to October 1996. He also served as President, Chief Executive Officer and a director of a predecessor of the Company from 1989 until March 1991. From April 1987 to January 1989, Mr. Lefebvre was the Executive Vice President and Chief Operating Officer of Sage Software, Inc., now Intersolv, Inc., a provider of software development tools. Mr. Lefebvre serves as a director of Best Software, Inc.

  Gabriel A. Battista, age 53, has been a director of the Company since September 1995. Since November 1996, he has served as Chief Executive Officer of Network Solutions, Inc., which assigns and administers Internet domain names. From September 1995 through November 1996, he served as Chief Executive Officer and President of Cable and Wireless, Inc. ("C&W"), a leading telecommunications company. From 1993 to 1995, Mr. Battista served as President and Chief Operating Officer of C&W. From 1991 through 1993, he served as Chief Operating Officer of C&W. Mr. Battista serves as a director of Network Solutions, Inc. and Systems and Computer Technology Corporation.

  Shaun McConnon, age 53, has been a director of the Company since February 1998, and has served as a consultant to the Company since then. Mr. McConnon served in various positions with Raptor Systems, Inc. from 1994 to February 1998, including as Chief Executive Officer since May 1997, President since May 1996, Chief Operating Officer from May 1996 to May 1997 and Executive Vice President--Sales and Marketing. From 1983 to 1994, Mr. McConnon served in various capacities with Sun Microsystems, Inc., a computer manufacturer, including as Vice President from 1990 to 1992 and as Vice President/General Manager of the Australia/New Zealand region.

 Directors Whose Terms Expire in 2000

  John C. Becker, age 40, has served as Chief Executive Officer of the Company since August 1997 and President, Chief Operating Officer and director of the Company since October 1996. From October 1992 to October 1996, he served as Executive Vice President, Chief Financial Officer and Treasurer, and from March 1991 to October 1992, as Senior Vice President and Chief Financial Officer, of the Company. From November 1989 to March 1991, he served as Vice President of a predecessor of the Company and was responsible for finance and administration. From 1979 to November 1989, Mr. Becker held various positions involving financial matters at Marriott Corporation and MCI Communications, Inc.

  John F. Burton, age 46, has been a director of the Company since January 1997. He has served as Managing Director of Updata Capital, Inc., an investment banking firm, since March 1997. From 1995 to March 1997, he was Managing Director of Burton Technology Partners, Ltd. He served as Chief Executive Officer of Nat Systems International, Inc., a vendor of software development products, from September 1995 to September 1996. Mr. Burton served as President, Chief Executive Officer, Chief Operating Officer and a director of Legent Corporation, a provider of information services solutions, from 1990 through January 1995. He served as General Manager of Legent's Software Management Division and Vice President, Corporate Marketing of Legent from 1989 to 1990. He served as Executive Vice President, Chief Operating Officer and a director of Business Software Technology, Inc., which he founded in 1984, until 1989. He serves as a director of Banyan Systems, Inc., Netrix Corporation, Network Imaging Corporation and Map Info Corporation.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

  During 1997, the Company's Board of Directors met seven times and acted three times by written consent. The Board has an Audit Committee and a Compensation Committee. Each director attended more than 75% of the meetings of the Board and any committee on which he served in 1997.

  The Audit Committee recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. During 1997, the Audit Committee, comprised of Mr. Battista and Richard W. Smith, met four times. Mr. Smith, a director of the Company since 1991, resigned in February 1998.

  The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. During 1997, the Compensation Committee, comprised of Jacqueline
C. Morby and Richard A. Hosley II, met seven times. Ms. Morby and Mr. Hosley served as directors of the Company from 1991 until their resignations in February 1998; Ms. Morby also had served as a director of the Company's predecessor since 1988. Messrs. Battista and Burton have comprised the Compensation Committee since February 1998.

  The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Gary M. Ford, Vice President and General Counsel of the Company, at the Company's address.

  During 1997, non-employee directors received awards of stock options to purchase 2,000 shares under the Company's 1996 Directors' Stock Option Plan at the date of the Company's 1997 Annual Meeting of Stockholders in lieu of any fees for serving as a director of the Company. Those options generally vest one year after the date of grant. Any non-employee director first elected to the Board also received an award of stock options to purchase 9,000 shares, which vests in equal increments over three years, under the Company's 1996 Directors' Stock Option Plan. Other than those option grants, no director received any fees or other compensation for serving in such capacity during 1997. Directors other than those who are employees of the Company are reimbursed for certain reasonable expenses incurred in attending Board meetings.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF BOTH NOMINEES NAMED ABOVE.

                            OFFICERS OF THE COMPANY

  In addition to Messrs. Lefebvre and Becker, for whom biographical information is included in "Information Concerning Nominees and Other Incumbent Directors," the following are officers of the Company:

  Brett M. Jackson, age 39, has served as Executive Vice President of the Company since June 1997, and served as a Senior Vice President responsible for world-wide sales and consulting services from August 1993 to June 1997. From October 1992 through July 1993, he served as a Vice President, and was responsible for product operations. From April 1991 through September 1992, Mr. Jackson served as a Vice President of the Company, and was responsible for sales and marketing matters. From July 1989 to April 1991, he served as Director of Marketing of a predecessor of the Company.

  Marc S. Shinbrood, age 47, has served as a Senior Vice President of the Company responsible for business development matters since January 1997. He served as Vice President of Marketing and Business Development of Nat Systems International, Inc. from December 1995 through December 1996. Mr. Shinbrood served as President of TechGnosis International, Inc. from December 1994 to December 1995. From May 1993 to December 1994, he was an independent consultant specializing in client/server computing matters. Mr. Shinbrood served as President and Chief Executive Officer of ShowCase Corporation from 1991 to 1993, President and General Manager of CARMS Division of Global Software from 1987 to 1991, founder and National Sales Director of Business Software Technology, Inc. from 1983 to 1987 and Vice President of Cullinet Software, Inc. from 1979 to 1983.

  Robert B. Edwards, Jr., age 41, has served as Chief Financial Officer of the Company since October 1996 and as a Vice President of the Company responsible for finance matters and internal operations since June 1994. From March 1992 to May 1994, he served as the Director of Finance of the Company. From 1989 to March 1992, he was an Audit Manager with Arthur Andersen & Co.

  Gary M. Ford, age 43, has served as a Vice President, General Counsel and Secretary of the Company since August 1995. From 1984 through July 1995, Mr. Ford was a member of the law firm of Tucker, Flyer & Lewis, a professional corporation.

  Edward W. Birss, age 45, has served as a Vice President of the Company and General Manager of the Company's Defender business unit since July 1997. He was an officer of AssureNet Pathways, Inc. from April 1996 until its acquisition by the Company in March 1997. From 1994 to April 1996, he served both as a Vice President of Silicon Graphics, Inc. and President of Interactive Digital Solutions (an interactive TV joint venture between AT&T and Silicon Graphics). From 1992 to 1994, Mr. Birss served as Chief Operating Officer at Taligent, Inc., a producer of object-based technologies and development products. From 1980 to 1992, he served in various positions at Apple Computer, Inc., including Director of Software Engineering, Director of Product Engineering (1986 to 1988), Vice President of Product Engineering, Senior Vice President Product Engineering Operations (1988 to 1991) and Senior Vice President and General Manager of Object Based Systems (1991 to 1992).

  James R. Bowerman, age 42, has been a Vice President of the Company and General Manager of the Company's Resource Management business unit since August 1996. From July 1994 to August 1996, he served as a Vice President of the Company responsible for product engineering and from July 1993 to June 1994, he served as a Vice President and General Manager of the Company's Storage Division. From October 1992 until July 1993, he served as Director and General Manager of the Company's Unitech Products Group, and from September 1989 to September 1992 he served as Director, Software Products at Systems Center, Inc.

  Robert A. Clyde, age 38, has been a Vice President of the Company and General Manager of the Company's Security Management business unit since August 1996. From June 1995 to August 1996, he served as a Vice President of the Company responsible for client services and sales support, and from May 1994 to June 1995, he served as a Vice President of the Company responsible for product management. From 1991 to April 1994, Mr. Clyde served as a Vice President and General Manager of the Company responsible for the security products group. Prior to such time, Mr. Clyde served as Vice President of a predecessor of the Company and Director of the Clyde product group.

  Thomas M. McDonough, age 43, has served as a Vice President of the Company responsible for North American sales since March 1994. From September 1993 to February 1994, he served as a Vice President of the Company responsible for business development and corporate marketing. From October 1990 to August 1993, Mr. McDonough served as Branch Manager, Telecommunications Accounts (Washington, D.C.) of Digital Equipment Corporation.

  John C.M. Holland, age 47, has served as a Vice President of the Company responsible for European operations since April 1997. He has served the Company and its UK operations in various capacities since January 1993, including as Director of International Channel Operations from January 1996 to April 1997, International Business Manager--Security from January 1995 to January 1996, Security Product Manger from January 1994 to January 1995 and UNIX Business Manager from January 1993 to January 1994. He was European UNIX Business Manager for Systems Center, Inc. from March 1991 through 1992. Mr. Holland served as Senior Vice President of Operations of Uniplex, Inc. from October 1989 to January 1991, and served in various capacities in the UK operations of Uniplex, Inc. from 1985 to October 1989, including as Group Operations Director.

  Bruce H. Johnson, age 41, has served as a Vice President of the Company responsible for sales of the Defender products since July 1997. He was Vice President of North American Sales of AssureNet Pathways, Inc. from September 1993 until it was acquired by the Company in March 1997. From 1988 to September 1993, Mr. Johnson was the Western Regional Sales Manager of AssureNet Pathways, Inc. Before 1988, he held various sales positions with hardware and software technology companies.

  Officers of the Company are elected by the Board of Directors on an annual basis.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain summary information for Messrs. Lefebvre and Becker, each of whom served as the Company's Chief Executive Officer during a portion of 1997, and each of the four other most highly compensated officers of the Company (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                             ANNUAL COMPENSATION         AWARDS
                                         ---------------------------- ------------
                                                                       SECURITIES
        NAME AND                         FISCAL                        UNDERLYING      ALL OTHER
   PRINCIPAL POSITION                     YEAR  SALARY($) BONUS($)(1)  OPTIONS(#)  COMPENSATION($)(2)
   ------------------                    ------ --------- ----------- ------------ ------------------
Richard A. Lefebvre....................   1997  $249,671   $116,400     113,511          $1,565
 Chairman of the Board and                1996   271,992    131,000      12,000           1,347
 Chief Executive Officer (to July 1997)   1995   271,992     81,772         --              807

John C. Becker.........................   1997   170,341    112,400     218,097             674
 President and Chief and                  1996   143,750     80,000      60,000             698
 Executive Officer (since July 1997)      1995   138,000     52,281      10,000             622

Brett M. Jackson.......................   1997   140,625     91,680     150,198             552
 Executive Vice President                 1996   129,125     85,000      32,000             678
                                          1995   120,000     35,146      10,000             597

Pete B. Privateer......................   1997   138,000     69,120      80,148             612
 Senior Vice President                    1996   131,000     70,000      24,000             739
                                          1995   130,000     28,331      20,000             611

Thomas M. McDonough....................   1997    99,583    129,928      70,000             534
 Vice President                           1996    90,000     94,897      20,000             571
                                          1995    90,000     38,525         --              485

Edward W. Birss, Vice
 President(3)..........................   1997   145,498     65,000      64,444             603

--------
(1) The Company's officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the Compensation Committee. Amounts shown include actual bonus earned and paid for 1997, 1996 and 1995, adjusted for a voluntary reduction of bonus in April 1997. See "--Executive Bonus Plan."
(2) "All Other Compensation" includes the payment by the Company of the annual premium for certain term life insurance and long-term disability premiums pursuant to a benefit program.
(3) Salary and bonus information for Mr. Birss includes amounts paid by AssureNet Pathways, Inc. after the Company acquired operational control in January 1997, including $25,000 of bonus for 1996 paid in 1997.

  The following table sets forth certain information regarding options to purchase Common Stock which were granted in 1997 to each of the Named
Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR
                                           INDIVIDUAL GRANTS                      OPTION TERM (4)
                         ----------------------------------------------------- ----------------------
                                    % OF TOTAL
                         NUMBER OF   OPTIONS
                         SECURITIES GRANTED TO
                         UNDERLYING EMPLOYEES   EXERCISE OR
                          OPTIONS   IN FISCAL   BASE PRICE
          NAME           GRANTED(1)  YEAR (2)    ($/SH)(3)    EXPIRATION DATE      5%         10%
          ----           ---------- ---------- ------------- ----------------- ---------- -----------
Richard Lefebvre........  113,511      7.41%   $11.13-$11.50    4/3/07--5/1/07 $  526,303 $ 1,226,511
John Becker.............  218,097     14.23    $11.13-$13.13  10/21/06--6/3/07  1,030,159   2,395,996
Brett Jackson...........  150,198      9.80    $11.13-$13.13  10/21/06--6/3/07    711,454   1,656,105
Pete Privateer..........   80,148      5.23    $11.13-$11.50  10/21/06--5/1/07    366,550     852,803
Thomas McDonough........   70,000      4.57    $11.13-$20.00 10/21/06--9/23/07    437,405   1,018,067
Edward Birss............   64,444      4.20       $11.13          4/3/07          415,239   1,038,968

--------
(1) The stock options granted for performance or retention vest over four years in sixteen equal quarterly installments provided that such officer remains continuously employed by the Company; stock options granted in lieu of a portion of such officer's maximum bonus for 1997 vested at December 31, 1997, if the officer was then employed by the Company.
(2) Based on options to purchase 1,532,842 shares of Common Stock granted during 1997.
(3) All stock options were granted with exercise prices equal to the fair market value of Common Stock, as determined by the Board of Directors, on the grant date.
(4) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the ten-year term of the options and are mandated by rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

  The following table sets forth certain information regarding options to purchase Common Stock which were repriced on April 3, 1997, the only stock option repricing that has occurred since the Company's initial public offering:

                        TEN-YEAR OPTION/SAR REPRICINGS

                                                                                          LENGTH OF
                                 NUMBER OF                                                 ORIGINAL
                                   SHARES    MARKET PRICE                                OPTION TERM
                                 UNDERLYING  OF STOCK AT                                 REMAINING AT
                                OPTIONS/SARS   TIME OF    EXERCISE PRICE AT     NEW        DATE OF
                                REPRICED OR  REPRICING OR TIME OF REPRICING   EXERCISE   REPRICING OR
   NAME AND POSITION      DATE    AMENDED     AMENDMENT     OR AMENDMENT    PRICE ($/SH)  AMENDMENT
   -----------------     ------ ------------ ------------ ----------------- ------------ ------------
John Becker............. 4/3/97    40,000      $11.125         $15.00         $11.125     114 months
 President
Brett Jackson........... 4/3/97    16,000      $11.125         $15.00         $11.125     114 months
 Senior Vice President
Pete Privateer.......... 4/3/97    12,000      $11.125         $15.00         $11.125     114 months
 Senior Vice President
Marc Shinbrood.......... 4/3/97    40,000      $11.125         $14.00         $11.125     117 months
 Senior Vice President
Thomas McDonough........ 4/3/97     6,000      $11.125         $15.00         $11.125     114 months
 Vice President          4/3/97    12,000       11.125         $14.00         $11.125     117 months
Robert Edwards, Jr. .... 4/3/97    24,000      $11.125         $15.00         $11.125     114 months
 Vice Pres., CFO
Gary Ford............... 4/3/97    14,000      $11.125         $14.00         $11.125     117 months
 Vice Pres., Gen.
 Counsel

  The following table sets forth certain information regarding options to purchase Common Stock exercised during 1997 or held as of December 31, 1997, by each of the Named Officers.

                         AGGREGATE OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                      VALUE OF UNEXERCISED IN-
                                                 NUMBER OF SECURITIES UNDERLYING                THE-
                          SHARES                  UNEXERCISED OPTIONS AT FISCAL             MONEY OPTIONS
                         ACQUIRED                           YEAR-END                  AT FISCAL YEAR-END($)(2)
                            ON        VALUE      ----------------------------------   -------------------------
          NAME           EXERCISE REALIZED($)(1)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           -------- -------------- ---------------   ----------------   ----------- -------------
Richard Lefebvre........ 403,000    $5,765,000             213,761             66,750 $2,815,067   $ 393,938
John Becker.............  77,500     1,249,075             151,472            168,125  1,543,732     988,437
Brett Jackson...........  65,000     1,008,425             100,073            119,125    940,838     756,875
Pete Privateer..........  16,000       267,375              84,148             72,000    873,032     578,125
Thomas McDonough........  17,625       194,516               6,375             58,500     27,609     198,187
Edward Birss............     --            --               13,945             50,499     85,413     309,306

--------
(1) Calculated based on the market price of Common Stock at the time of exercise, less the exercise price payable for such shares multiplied by the number of shares acquired upon exercise.
(2) Calculated on the basis of the closing market price of Common Stock at December 31, 1997, $17.25, less the exercise price payable for such shares multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

  A Memorandum of Understanding (the "Memorandum") dated as of July 22, 1997 between Mr. Lefebvre and the members of the Compensation Committee, on behalf of the Board of Directors, sets out the compensation arrangements regarding Mr. Lefebvre's service as the Company's Chairman of the Board to and including August 31, 1999 (or to and including July 31, 2000, if so elected by the Company's Chief Executive Officer) and related severance arrangements. The Memorandum provides that Mr. Lefebvre will receive salary at a fixed annual rate through July 21, 1999 and at a lower annual rate from July 22, 1999 through July 21, 2000, a bonus for 1997 as provided in the Company's bonus plan in effect on the date of the Memorandum and a bonus of a fixed maximum amount for 1998, car allowance at the rate in effect at the date of the Memorandum through July 21, 1999 and all employee benefits made available to full-time employees of the Company through July 21, 2000. In addition, the Memorandum provides that the Board of Directors will amend any unexercised stock options held by Mr. Lefebvre and vested at July 31, 1999 so as to be exercisable until the earlier of July 31, 2000 or the specified expiration date of such options. In the event of a change of control (as defined in the Company's 1996 Stock Option Plan in effect at the date of the Memorandum), the Memorandum provides that all compensation payable to Mr. Lefebvre through July 21, 2000 (including the maximum bonus payable with respect to 1998) will be payable in a lump sum; in addition, the Memorandum provides that the Board of Directors will accelerate all stock options issued to Mr. Lefebvre to be fully exercisable prior to the earliest date on which the change of control may be deemed to occur and will provide that all exercisable portions of such stock options will be assumed by any acquiring or successor corporation and will be exercisable for a specified period after the change of control occurs.

  Mr. Birss is a party to an Employment Agreement with AssureNet Pathways, Inc. dated April 1, 1996, which provides initial levels of salary and bonus and for his eligibility to participate in employee benefit plans. His employment under that agreement continues until his death, the date that he is notified of AssureNet's determination that he is unable to perform his services, the date of his resignation or departure or the date that his employment is terminated by AssureNet. In the event that his employment is terminated by AssureNet without cause, as defined in the agreement, Mr. Birss would provide certain consulting services for six months, during which he would receive his salary and AssureNet would make his COBRA payments to continue medical and dental coverage.

  In the event the Company terminates the employment of an officer without cause, the officer is entitled to receive certain severance benefits in accordance with the Company's severance policy, as follows: (1) President and Chief Executive Officer--one year; (2) Senior Vice Presidents and Executive Vice Presidents employed for three years or more and the Chief Financial Officer--one year; (3) the General Counsel--nine months; (4) Senior Vice Presidents and Executive Vice Presidents employed for one year or more, but less than three years--six months; and (5) Vice Presidents and Senior Vice Presidents employed for less than one year--three months. Accordingly, Messrs. Becker and Jackson each would be entitled to receive the compensation and benefits otherwise payable to him for a period of one year, and Messrs. McDonough and Birss (in the event that his employment agreement does not apply) each would be entitled to receive the compensation and benefits otherwise payable to him for a period of three months, following termination without cause, the sale of the Company or a decrease in his duties.

  Stock options of Messrs. Lefebvre, Becker, Jackson, McDonough and Birss generally vest in full upon an acquisition of the Company, a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the merger or consolidation represent 50% or less of the voting power of the Company or surviving entity immediately after the merger or consolidation, the acquisition by a third party of beneficial ownership of 50% or more of the voting power of the Company's outstanding securities or certain changes in the composition of the Board of Directors.

EXECUTIVE BONUS PLAN

  The Company's executive bonus plan is designed to attract, retain and provide performance incentives for key management personnel. The plan provides for a cash bonus to be paid to the key management personnel upon attainment of individualized predetermined performance objectives. Awards made to management under the plan are determined by the Compensation Committee. For 1998, Messrs. Lefebvre, Becker, Jackson, McDonough and Birss will be eligible for annual bonus payments in amounts up to $80,000, $120,000, $120,000, $120,000 and $50,000, respectively.

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

  This report by the Compensation Committee of the Board of Directors discusses the compensation objectives and policies generally applied by the Compensation Committee in determining the compensation arrangements for executive officers of the Company for and during 1997. This report also discusses the objectives and policies applied specifically in determining the compensation arrangements for persons serving as the Company's Chief Executive Officer during 1997. Throughout 1997, the Compensation Committee consisted of two independent, non-employee directors, Jacqueline C. Morby and Richard A. Hosley II.

COMPENSATION PHILOSOPHY

  The Company's executive compensation program is designed to reward the executives based upon the business performance of the Company, both short-term and long-term, thereby aligning the interests of executive officers with the interests of the Company's stockholders. The program also seeks to retain and attract productive executives by providing competitive total compensation packages. The principal elements of compensation employed by the Compensation Committee are base salary, short-term incentives through annual cash bonuses and long-term incentives through stock option grants.

COMPENSATION PLAN

  The Compensation Committee reviews at least annually the Company's executive compensation programs. In the review process, the Compensation Committee considers and makes recommendations for each executive based upon factors that the Compensation Committee believes are relevant, including compensation packages for executives in comparable roles at other public companies, the nature of the individual's responsibilities, the individual's contributions to the growth and success of the Company, the Company's historical and recent financial performance, the individual's historic compensation levels and length of service with the Company and the individual's level of compensation relative to the compensation of other executives of the Company.

  Base Salary. The Compensation Committee annually reviews and establishes base salaries for all of the Company's executives, including the Chief Executive Officer, based primarily on each executive's responsibilities, experience, knowledge and individual performance during the prior year, as well as the base salaries for executives in comparable roles performing at comparable levels at other companies in the same or related industries. In measuring individual performance during the prior year for this purpose, the Compensation Committee considers contributions to the Company's recent financial performance, performance on non-financial goals and other contributions to the Company's success.

  The average increase for and during 1997 in base salaries for all executives who served as such during 1996 was less than five percent. Mr. Lefebvre's base salary increased 2.9% for 1997. Mr. Becker's base salary increased 12.5% in 1997 to reflect his increased responsibilities when he became Chief Executive Officer in July 1997, as well as to reward his contributions to the growth and success of the Company (including its initial public offering and its acquisition of AssureNet Pathways, Inc.) and to bring his salary into greater parity with that of his peers in the industry.

  During 1997, Mr. Lefebvre transitioned his responsibilities as Chief Executive Officer in July and continued as Chairman of the Board. The Company entered into a Memorandum of Understanding with Mr. Lefebvre that provided for a reduced compensation package, including reduced base salary and reduced bonus incentive through December 31, 1998 and further reduced base salary only through July 31, 2000. See "Employment Agreements and Severance Arrangements." Those base salary levels were believed to reflect the contributions Mr. Lefebvre was expected to make as Chairman, and were believed to be comparable to salaries for executives in comparable roles at other public companies.

  Bonuses. Under the Company's Executive Bonus Plan, the Compensation Committee establishes the amount of cash bonus to be paid to each executive upon attainment of individualized performance objectives determined for each year. For 1997, the bonus plan for each executive was based upon one or more of the following criteria: 1) achieving the established revenue targets for which an executive was responsible; 2) achieving certain earnings-per-share targets; 3) achieving timely delivery of product and/or 4) individual performance as measured by achievement of defined objectives. The bonus plan for each of Messrs. Lefebvre and Becker was based upon the Company achieving established revenue and earnings-per-share targets. Each of Messrs. Becker and Lefebvre received approximately 97% of his respective bonus for 1997.

  Stock Option Grants. The Compensation Committee makes grants of stock options under the Company's stock option plans to incent, retain and reward key employees for contributions to the Company. The number of options granted to each executive during 1997 was based upon individual and Company performance, future individual potential to impact the Company's performance, the shares owned by each executive, the respective option position, both vested and unvested, of each executive and equity compensation awarded by other companies in the Company's industry.

  Stock options awarded in 1997 to all executives, including Messrs. Lefebvre and Becker, were based upon the above factors and were intended to provide rewards consistent with stockholder returns. While he served as Chief Executive Officer during 1997, Mr. Lefebvre was granted stock options covering a total of 113,511 shares, including an option granted to reward Mr. Lefebvre for his contributions to the Company's performance in 1996 and an option granted in connection with a 25% reduction of his maximum potential 1997 bonus. During 1997, Mr. Becker was granted stock options covering a total of 218,097 shares, including options granted to reward him for his contributions to the Company's performance in 1996 and an option granted in connection with a 20% reduction of his maximum potential 1997 bonus. Other executives of the Company named in the Summary Compensation Table were granted options during 1997 covering a total of 364,790 shares, including options in connection with the reduction of their maximum potential 1997 bonus. See "Option Grants in Last Fiscal Year" and "Report on Option Repricing".

  All options awarded in 1997 were granted at an exercise price at least equal to the fair market value of the Company's common stock on the grant date, and all such options vest over a period of four years, except options granted in connection with the reduction of the potential 1997 bonus, which vested on December 31, 1997. A recipient of any such option will earn no compensation unless the share price of the Company's common stock increases above the exercise price of the option.

  Section 162(m) of the Internal Revenue Code. This provision generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. The Company has imposed limits on options that may be granted to any individual in any calendar year so that the Section 162(m) limitation does not apply to performance-based compensation provided under the Company's stock option plans. None of the Company's compensation payments for 1997 exceeded the tax deductibility limit set forth in Section 162(m), nor is it expected that compensation to be paid in 1998 will exceed that limit. The Compensation Committee will continue to monitor the Company's executive compensation with the impact of Section 162(m) where appropriate and consistent with the Company's compensation policy.

                                          Jacqueline C. Morby
                                          Richard A. Hosley II

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1997 were Ms. Morby and Mr. Hosley. Neither of them was at any time during 1997, or at any other time, an officer or employee of the Company. No executive member of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

               COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

  On April 3, 1997, the Compensation Committee implemented an exchange of stock options for 264,400 shares granted under the Company's 1996 Stock Option Plan in October 1996 and January 1997 at exercise prices of $15.00 and $14.00, respectively. The Compensation Committee took this action because of unusual market conditions that dramatically depressed the market prices of many technology stocks and caused the market price of the Company's shares to decline substantially. The Compensation Committee believed that exchanging those options for options priced at $11.25, the fair market value of the Company's stock on April 3, 1997, was appropriate to maintain and enhance the incentive nature of the Company's program of stock option grants as well as retain the valued employees that had contributed to the Company's success.

  In this exchange of options, the Compensation Committee exchanged options granted to 113 employees, including options to seven officers of the Company, which comprised approximately 62% of the shares covered by all exchanged options. See "Ten-Year Option/SAR Repricings." In implementing this exchange of options, each officer was treated on the same terms as all other employees whose options were exchanged.

                                          Jacqueline C. Morby
                                          Richard A. Hosley II

                               PERFORMANCE GRAPH

  The following graph shows a 20-month comparison of cumulative total return on the Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the CRSP Total Return Index for the Nasdaq Stock Market and the CRSP Index for Nasdaq Computer and Data Processing Stocks for the period beginning April 24, 1996, the day the Common Stock began trading, through December 31, 1997. The graph assumes the investment of $100 on April 24, 1996 in the Common Stock and in each of the indices and assumes reinvestment of all dividends. The graph presents information for a very limited period of time and, in part reflects the market's reaction to the initial public offering of the Common Stock, and as a result, is not necessarily indicative of possible future performance of the Common Stock.

                COMPARISON OF 20-MONTH CUMULATIVE TOTAL RETURN
                           AMONG AXENT TECHNOLOGIES
                        NASDAQ US AND NASDAQ COMP/DATA

                        PERFORMANCE GRAPH APPEARS HERE


Measurement Period           AXENT             NASDAQ       NASDAQ
(Fiscal Year Covered)        TECHNOLOGIES      US           COMP/DATA
---------------------        ---------------   ---------    ----------
Measurement Pt-04/24/1996    $100.00           $100.00      $100.00
FYE 06/30/1996               $117.86           $ 99.88      $ 99.52
FYE 09/30/1996               $167.86           $103.43      $101.50
FYE 12/31/1996               $107.14           $108.51      $105.54
FYE 03/31/1997               $ 89.07           $102.63      $ 97.97
FYE 06/30/1997               $121.19           $121.45      $125.62
FYE 09/30/1997               $150.86           $141.99      $137.39
FYE 12/31/1997               $123.20           $133.19      $129.68



                             CERTAIN TRANSACTIONS

  In February 1996, the Company disposed of its Helpdesk operations for a purchase price of approximately $2.0 million, consisting of a $150,000 cash payment, a note in the principal amount of $150,000, the assumption of approximately $400,000 of deferred maintenance obligations and liabilities, and the payment of a royalty of 6% of the future gross revenues, up to a maximum aggregate amount of $1.3 million. In September 1997, all future obligations related to the disposition of the Company's Helpdesk operations were terminated by mutual agreement for $150,000 in final consideration received by the Company. Messrs. Hosley, Lefebvre and Smith are directors of the purchaser of the Helpdesk operations, disclosed such relationships and did not participate in or approve any part of the transaction in 1996 or 1997.

  In July 1997, the Company entered into a Memorandum of Understanding with Mr. Lefebvre. See "Employment Agreements and Severance Arrangements."

  The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 31, 1998: (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock;
(ii) by each director of the Company and each nominee for election; (iii) by each of the Named Officers (as defined in "Executive Compensation"); and (iv) by all directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                     AMOUNT AND NATURE OF
                                                    BENEFICIAL OWNERSHIP(1)
                                                    ---------------------------
                                                       NUMBER       PERCENT
                                                    -------------- ------------
Richard A. Lefebvre (2)............................        364,512       1.51%
John C. Becker (3).................................        191,160          *
Brett M. Jackson (4)...............................        111,949          *
Thomas M. McDonough (5)............................         10,875          *
Edward W. Birss (6)................................         26,570          *
Gabriel A. Battista (7)............................          4,000          *
John F. Burton (8).................................         10,000          *
Robert A. Steinkrauss..............................        329,711       1.37
Shaun McConnon (9).................................        695,000       2.85
Timothy A. Davenport...............................              0          0
Executive officers and directors as a group (19
 persons) (10).....................................      2,023,543       8.10

--------
* Less than 1% of the outstanding Common Stock.
 (1) Applicable percentage of ownership is based upon 24,143,891 shares of Common Stock outstanding on March 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 31, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) Includes 64,512 shares issuable upon the exercise of vested options.
 (3) Includes 166,160 shares issuable upon the exercise of vested options.
 (4) Includes 111,449 shares issuable upon the exercise of vested options.
 (5) Includes 10,875 shares issuable upon the exercise of vested options.
 (6) Includes 26,570 shares issuable upon the exercise of vested options.
 (7) Includes 4,000 shares issuable upon the exercise of vested options.
 (8) Includes 8,000 shares issuable upon the exercise of vested options.
 (9) Includes 257,816 shares issuable upon the exercise of vested options.
(10) See footnotes (2) through (9) above. Includes 853,666 shares issuable upon the exercise of vested options.

                             STOCKHOLDER PROPOSALS

  To be considered for presentation to the Company's annual meeting of stockholders to be held in 1999, a stockholder proposal must be received by Gary M. Ford, Secretary, AXENT Technologies, Inc., 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850, no later than December 19, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file.

  Securities and Exchange Commission rules require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and 10% stockholders in this Proxy Statement. Based solely on its review of the copies of reports received by it, or written representations from certain reporting persons that no such reports were required for those persons, the Company believes that, for the period beginning April 24, 1996 through December 31, 1997, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

  Representatives of Coopers & Lybrand L.L.P., independent accountants to the Company, are expected to be present at the Annual Meeting to respond to appropriate questions.

  It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy in the enclosed envelope.

  A copy of the Company's Annual Report on Form 10-K for 1997 accompanies this Proxy Statement.

                                          By Order of the Board of Directors

                                          Gary M. Ford
                                          Secretary

April 29, 1998
Rockville, Maryland

                                                                       1506-PS98

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           AXENT TECHNOLOGIES, INC.

        The undersigned hereby appoints Robert B. Edwards, Jr. and Gary M. Ford proxies, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all the shares of stock of AXENT Technologies, Inc. (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 20, 1998 or any adjournment or postponement thereof.

          (CONTINUED, AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)


        PLEASE MARK
 [X]    VOTES AS IN
        THIS EXAMPLE

1.  ELECTION OF DIRECTORS

NOMINEES: ROBERT A. STEINKRAUSS, TIMOTHY A. DAVENPORT


        FOR          WITHHELD FOR BOTH
        [_]                 [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

        --------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon any other matter that may come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature:_____________________ Date: _____________________

Signature:_____________________ Date: _____________________


               IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY